Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into and to be effective as of May 14, 2019 (the “Effective Date”), between Paul Lichty (the “Executive”) and Forge Nano, Inc. (the “Company”).

RECITALS

A.The Company is in the business of nano-coating of batteries and catalysts and related products and technology, and all work relating to the above (the “Business”).

B.The Company wishes to employ the Executive in connection with its operation and development of the Business, and the Executive is willing to make his services available to the Company pursuant to the terms and conditions of this Agreement.

C.Capitalized terms defined in this Agreement or the recitals to this Agreement shall have the respective meaning provided therein.

AGREEMENT

In consideration of the foregoing, the covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.EMPLOYMENT. By executing this Agreement, the Company employs the Executive and the Executive accepts such employment and agrees to perform the services specified herein, upon the terms and conditions of this Agreement.

2.TERM. The employment of the Executive shall begin on the date hereof and shall continue until terminated as provided herein.

3.CAPACITY AND DUTIES.

(a)The Executive currently serves as Chief Executive Officer and will continue to serve as Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board. Executive acknowledges that he may be required to travel to perform the duties of his position.

(b)During the term of his employment, the Executive will perform his duties faithfully and to the best of his ability and shall devote all of his business time to perform the duties hereunder. Executive will perform his duties reasonably and in a professional and competent manner. Notwithstanding the foregoing, with the prior approval of the Board, the Executive may devote a reasonable portion of his time to serve on boards of directors, boards of managers or boards of trustees, or committees thereof, of companies or organizations involving no conflict of interest with the interests of the Company, provided that such activities do not violate Executive’s obligations under Section 9. Executive shall further be entitled to have investments in other business enterprises; provided, however, he shall not have any investment or financial interest which is not “passive” or in any business enterprise which conducts business activities competitive with any business activities conducted by the Company now or at any time during his employment with the Company (other than an investment (“Limited Passive Investments”) of no more than one percent (1%) of any class of equity securities of a company which conducts business activities competitive with any business activities of the Company, provided those securities are traded on a national securities exchange or The Nasdaq Stock Market).

4.COMPENSATION.

(a)Base Compensation. During the term of his employment with the Company, the Executive shall initially be paid (the “Base Compensation”) an annual base salary of $139,296.00. Pro rata installments of the Base Compensation shall be paid in accordance with the Company’s normal payroll policies and procedures, subject to applicable deductions and withholdings. The Base Compensation may be subject to further periodic review by the Board or the Company’s Compensation Committee.

(b)Performance Cash Bonuses. Executive shall be eligible to receive cash bonuses, but only as determined by the Board or the Company’s Compensation Committee in its sole discretion, and Executive has not been promised and shall not be guaranteed to receive any bonus.

(c)Equity Incentives. The Executive has entered into those certain Restricted Stock Purchase Agreement and related Promissory Note and Pledge Agreement, all dated March 23, 2018 (together, “RSPA Documents”). The Executive will be eligible to receive additional stock options and/or restricted stock or other equity incentive grants as determined by the Company’s Compensation Committee or Board, in its sole discretion.

(d)No Other Rights to Compensation. Except as expressly provided in this Section 4 (and the expenses provided in Section 5, the additional benefits provided in Section 6 and the severance benefits, if any, provided in Section 7), the Executive shall not be entitled to receive any payment or benefits for services under this Agreement.

5.EXPENSES. The Executive shall be reimbursed, consistent with policies applicable to all employees of the Company, for all reasonable out-of-pocket expenses incurred by the Executive in performing services under this Agreement. The Executive will submit appropriate receipts, invoices and other evidence of expenditures as required or requested by Company management, the Board or Company policy.

6.ADDITIONAL BENEFITS.

(a)Welfare Benefits. During the term of his employment with the Company, the Company shall provide the Executive with benefits generally provided to its other employees under its welfare benefit plans, practices, policies and programs including, without limitation, if provided to its other employees, medical, prescription, dental, life and other insurance plans, savings or profit-sharing plans.

(b)Paid Time Off. Executive shall be entitled to twenty (20) days of paid time off per year, accruing on a pro-rated basis. Paid time off shall be subject to the Company’s policies applicable to all employees of the Company.

7.TERMINATION.

(a)Termination without Cause. The Company shall have the right to terminate Executive’s employment without cause immediately; provided that Executive shall be entitled to receive the severance compensation set forth in Section 7(f) of this Agreement.

(b)Termination for Cause. The Company shall have the right to terminate

Executive’s employment immediately with cause by providing the Executive with written notice of termination, specifying therein the reason for and the date of termination. Termination of Executive’s employment by the Company shall be “for cause” if the reason for such termination is any of the following:

(1)the Executive’s (A) material breach of any provision of this Agreement, which breach remains uncured for fourteen (14) days after written notice from the Company regarding such breach, or (B) misrepresentation or concealment of a material fact for the purpose of securing or maintaining employment, or (C) citation by the Board, in writing, at least two (2) times during any 12-month period for unsatisfactory performance which specifically sets forth the factual basis for the Company’s belief regarding such unsatisfactory performance and Executive has failed to cure such unsatisfactory performance to the Company’s reasonable satisfaction within thirty (30) days after receiving such notice; or

(2)during the term of his employment, the Executive usurps for himself or his affiliates, a business opportunity belonging to the Company or competes with the Company; or

(3)the Executive engages in conduct (A) involving destruction of Company property or dishonesty against the Company, or (B) constituting gross negligence or willful misconduct in carrying out his duties under this Agreement, or (C) materially and adversely affecting the reputation, goodwill and prospects of the Company, or (D) which violates the provisions of Section 9 of this Agreement, or (E) which violates the policies of the Company with respect to non-discrimination, sexual harassment, or similar policies affecting workers and the workplace, or (F) resulting in a conviction of or plea of no contest to any crime involving a felony, fraud, theft, embezzlement or the like, habitual insobriety, habitual use of a controlled substance, or misappropriation of the Company’s funds, or (G) which breaches the Executive’s fiduciary duty or duty of loyalty to the Company.

Any such determination of whether “for cause” exists for termination shall be made in good faith by the Board (if Executive is a Board Member, Executive shall not have a vote in such determination nor be present at meetings regarding this determination). Executive shall provide Company (and its Board) with prompt written notice of the occurrence of any of the above “cause” events or any material breach of this Agreement by him.

(c)Termination Upon Death or Disability. Executive’s employment shall immediately terminate upon (A) the death of the Executive, or (B) at the Company’s written election, if the Executive becomes unable, by reason of physical or mental disability, with or without reasonable accommodation, to perform the essential functions of his position for the Minimum Disability Period. The term “Minimum Disability Period” means any period exceeding (i) ninety (90) consecutive calendar days, or (ii) an aggregate of ninety (90) business days during any twelve (12) month period. The determination of whether grounds for termination exist under this clause (B) shall be made in good faith by the Board (if Executive is a Board Member, Executive shall not have a vote in such determination).

(d)Termination by Executive for Good Reason. Executive may terminate the employment relationship within thirty (30) days following the Company’s failure to cure any of the following within sixty (60) days of the Company’s receipt of written notice from Executive of the existence of any of the following, which written notice must be provided within thirty (30) days of the initial occurrence of such item and must specify in detail the facts and circumstances giving rise to such item: (i) a material diminution or removal of Executive’s duties or responsibilities, unless Executive is provided with a comparable level of duties or responsibilities as determined in good faith by the Company, or unless the reduction in duties or responsibilities occurs by virtue of Executive’s adverse health or the Company being acquired and made part of a larger entity (as, for example, when the Chief

Executive Officer of the Company remains with the acquiror following a change of control but does not serve as the Chief Executive Officer of the acquiror); (ii) any material reduction in Executive’s Base Compensation or nonpayment of Executive’s Base Compensation, except for a Company-wide or executive-wide reduction, or (iii) any material breach of this Agreement by the Company. Such termination by Executive shall be referred to herein as a termination for “Good Reason.” Upon such termination for Good Reason under this Section 7(d), Executive shall be entitled to receive the severance compensation set forth in Section 7(f) of this Agreement.

(e)Compensation/Expenses Through Effective Date of Termination. Upon termination of this Agreement, or within a reasonable period of time thereafter, regardless of the circumstances, the Company shall pay to the Executive all sums owed to him, including reimbursement of expenses, through the effective date of such termination, subject to the Company’s right of set-off.

(f)Severance. If the Executive’s employment is terminated (i) for Good Reason as set forth in Section 7(d), or (ii) by the Company without cause (collectively, an “Involuntary Termination”), and provided that Executive signs within twenty-one (21) days (or such longer period required by law) of being provided with, Executive does not revoke, and any period during which Executive can revoke expires, a Confidential Severance and Release Agreement in substantially the form attached as Exhibit A hereto (the “Release”) (where the Release will be provided to Executive within five (5) days of termination), the Executive shall receive the following, with the first payment to be made on the first Company normal payroll date following the later of (x) the separation date, and (y) the date that the Release has become effective and non-revocable (such date, the “Release Effective Date”): (a) 12 months of his Base Compensation as severance, payable in installments in accordance with the Company’s normal payroll practices (including withholdings required or permitted by law); and (b) if Executive and his eligible dependents are eligible for, and timely elect, continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) or other similar applicable law (“COBRA”), the Company shall reimburse Executive for each month that such COBRA coverage is in effect (but not for more than twelve (12) months) an amount equal to the excess of the premium charged for such COBRA coverage over the premium that would be paid by Company’s executives generally for comparable coverage (the “COBRA Pay”), provided that, notwithstanding the foregoing, the Company shall cease to provide the COBRA Pay to the extent that the Executive and his dependents become eligible for group health plan coverage provided by a subsequent employer or a spouse’s employer, or if providing the COBRA Pay would result in any fines or penalties on the Company (under Section 105(h) of the Code, the Patient Protection and Affordable Care Act of 2010, or otherwise).

In addition, upon an Involuntary Termination, Executive’s unvested stock options and unvested restricted stock will become vested on the date that the Release has become effective and non-revocable, except that Executive may decline such vesting in the case of unvested restricted stock purchased pursuant to the RSPA Documents, in which case such unvested restricted stock shall be repurchased by the Company at the original purchase price paid by Executive in accordance with Section 7 of the Restricted Stock Purchase Agreement dated March 23, 2018; provided, however, that no such stock options shall be exercisable until, and any such restricted stock shall not be released to Executive and shall be non-transferrable (except to the Company), until immediately after the Release Effective Date; and, provided further, that, if as of the sixtieth (60th) day after an Involuntary Termination, Executive has not signed the Release, has revoked the Release, or any period during which he can revoke the Release has not expired, all such stock options and restricted stock shall be forfeited without any compensation to Executive (provided that any restricted stock purchased pursuant to the RSPA Documents shall be repurchased pursuant to Section 7 of the Restricted Stock Purchase Agreement dated March 23, 2018).

However, the Company shall have no further obligation under this Section 7(f) in the event that the Executive breaches any of his obligations contained in Section 9 of this Agreement during such period and the Company shall be entitled to seek return of all accelerated stock and options and repayment of any amounts already paid prior to the discovery of such breach. Furthermore, the Executive shall have no right to any of the benefits described in this Section 7(f) in the event of termination of employment (x) upon death or disability, (y) by the Company for cause, or (z) by Executive other than for Good Reason pursuant to Section 7(d). For purposes of clarity, Executive shall not be entitled to any payments, benefits or rights under this Section 7(f) unless and until the Release has been duly executed by Executive and delivered to the Company and has become effective and non-revocable.

(g)By Executive Without Company Breach. Executive may also terminate his employment for any or no reason; provided, however, the Executive shall not be entitled to any severance pay or other benefits or rights hereunder (other than as provided in Section 7(e)) if he terminates his employment except for Good Reason as set forth in Section 7(d).

(h)Effect of Termination for Cause. If the Executive’s employment is terminated “for cause,” then (i) all of Executive’s stock options and unvested restricted stock shall be forfeited and returned to the Company for no consideration and (ii) all Company stock owned beneficially or of record by Executive and his affiliates, excluding equity received from the formation of the Company’s predecessor, Pneumaticoat Technologies LLC, may be repurchased by the Company at cost within 120 days of termination (and Executive shall cause and ensure that his affiliates perform under this provision).

(i)Section 409A.

(1)This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. However, in no event shall the Company be liable to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to any payments or benefits provided hereunder.

(2)Each payment provided for in this Agreement shall, to the extent permissible under Section 409A, be deemed a separately identified, determinable or designated amount for purposes of Section 409A, and all payments to be made in installments shall be deemed to be a series of separate payments for purposes of Section 409A.

(3)Payments or benefits pursuant to this Agreement shall be treated as exempt from Section 409A to the maximum extent possible under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

(4)All taxable expenses or other reimbursements or in-kind benefits under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any such taxable reimbursement or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(5)Executive shall have no right to designate the date of any payment hereunder.

(6)The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n). For purposes of this Section 7, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

(7)Notwithstanding any other provision of this Agreement to the contrary, if (a) on the date of Executive’s separation from service (as such term is used or defined in Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of the Company’s equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (b) as a result of such separation from service, Executive would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Section 409A as a result of the application of Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after Executive’s separation from service, (ii) Executive’s death, (iii) of such earlier time as may be permitted under Section 409A.

(j)Amendment of Award Agreements. Any award agreement with respect to stock options or restricted stock, including without limitation the RSPA Documents, shall be deemed amended by this Section 7.

8.REPRESENTATIONS AND WARRANTIES. The Executive represents and warrants that he is not a party to any agreement or restrictive covenant preventing him from performance of the services required under this Agreement and that he is not aware of any situation creating or appearing to create a conflict of interest between the Executive and the Company. A breach of Executive’s representations and warranties in this Section shall be considered to be material.

9.RESTRICTIONS. The Executive agrees that (i) he possesses and will continue to possess as a result of his services under this Agreement certain confidential and proprietary information regarding the Company, its Business and its business plans and (ii) the use of any such confidential and proprietary information in a business or activity which competes with the Company would adversely affect the Business and the Company’s assets and provide the competing business with an unfair advantage over the Company. Accordingly, the parties wish to restrict the Executive’s use and disclosure of such information and his ability to compete unfairly or enable other businesses to compete unfairly with the Company. The Executive agrees to comply with the terms of this Section 9, all of which are reasonable and necessary to protect the confidential or proprietary business information and trade secrets of the Company and to prevent any unfair advantage from being conferred upon a competing business of the Company, as set forth below:

(a)Covenant Not to Compete. So long as the Executive is engaged by the Company as an employee, officer or consultant of the Company or in any other capacity (whether pursuant to this Agreement or otherwise) (the “Engagement”), and for a period of twelve (12) months after the termination of the Engagement (regardless of the circumstances of such termination), the Executive shall not, directly or indirectly, either by himself, or as a stockholder, member, partner, associate, creditor, consultant, adviser, franchiser, franchisee, director, manager, officer, owner, employee or agent of any other person or entity, or in any other capacity, own, manage, operate, join, control or participate in or be connected with, any person, business, individual, partnership, firm or corporation, which wholly or in any material part engages in the Business and any future new business in which the Company (or any subsidiary of the Company) is or has been engaged within the one (1) year period preceding Executive’s termination or in which the Company reasonably expects to be engaged within the one (1) year period following Executive’s termination, in either case, anywhere in the world in which the Company (or any other subsidiary of the Company) does business (other than as set forth in Section 3(b) relating to Limited Passive Investments).

(b)Non-Interference with Business Relations. During the Engagement and thereafter (except in the case of clauses (ii), (iii) or (iv) which shall continue for two (2) years following the Engagement) (regardless of the circumstances of such termination), the Executive agrees that, he shall not, directly or indirectly, (i) do anything to discredit or otherwise injure the reputation or goodwill of the Company or any of its subsidiaries, (ii) without the written consent of the Company, solicit, induce or attempt to solicit or induce any supplier, customer or any person or entity known by Executive or which would be reasonably known by Executive to be an employee, independent contractor or other professional or business relation of the Company (or any subsidiary) to cease or reduce doing business (entirely or partially) with the Company (or any subsidiary), (iii) recruit, solicit, or induce, or attempt to induce, any employee or employees of the Company or its affiliates (other than generalized solicitations for employees through the use of media, advertisements or job fairs) to terminate their employment with, or otherwise cease their relationship with the Company or any of its affiliates, (iv) employ or otherwise engage, or offer to employ or otherwise engage, any then current employee of the Company or its affiliates or any person employed by the Company or its affiliates at any time during the preceding one year period, or (v) in any way interfere with the Company’s (or any subsidiary’s) relationship with any supplier, customer, employee, independent contractor, or other professional or business relation of the Company or subsidiary. For purposes hereof, a supplier or customer of the Company shall be defined as any person or entity who has sold or purchased any goods or services from the Company (or any subsidiary) during the one (1) year period preceding termination or who has negotiated with the Company for the sale or purchase of any goods or services during such one (1) year period. The Executive further agrees that, during the term of this Agreement and the two (2) year period following the termination of the Engagement, that the Executive will not, directly or indirectly, assist or encourage any other person in carrying out, directly, or indirectly, any activity that would be prohibited by the provisions of this section if such activity were carried out by the Executive, either directly, or indirectly; and in particular the Executive agrees that the Executive will not, directly or indirectly, induce any employee of the Company to carry out, directly, or indirectly, any such activity.

(c)Confidential Information. The Executive recognizes that the Company’s business interests require the fullest practical protection and confidential treatment of all information relating to or arising from the business of the Company, whether disclosed or accessed prior to or after the Effective Date, including without limitation all Work Product (as defined below), business and marketing methods or plans, sales information and the nature of fees charged to or by the Company’s customers and vendors, training materials, software (including without limitation all software implementations of algorithms, models and methodologies, whether in source code or object code form, databases and compilations, whether machine readable or otherwise, and all schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing), text, nonpublic information concerning its website(s) and those of its customers and suppliers, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, vendor lists, market surveys and/or analyses, supplier and contractor lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Company relating to its business, operations, suppliers, employees and customers, regardless of whether such information is in writing, contained in memory, on computer disk or disk drive or in any other form (hereinafter collectively termed “Protected Information”). The Executive expressly acknowledges and agrees that the Protected Information constitutes trade secrets and/or confidential and proprietary business information of the Company (or its subsidiaries, or its customers or suppliers, as the case may be). Protected Information shall not include information which is or becomes publicly known, through no breach of this Section 9 by or other wrongful act on the part of the Executive. The Executive acknowledges that Protected Information is essential to the success of the business of the Company and its subsidiaries, and it is the policy of the Company to maintain as secret and confidential the Protected Information, which gives the Company or its subsidiaries a competitive advantage over those who do not know the Protected Information is expressly and implicitly protected by the Company and its subsidiaries from unauthorized disclosure. Accordingly, the Executive agrees to take all reasonable steps to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially, and not to permit any other person or entity to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other person or entity nor use in any manner for the Executive’s or any other person’s or entity’s purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information except (i) to the extent necessary to perform the Executive’s duties to the Company, or (ii) to the extent that disclosure is required by law. This obligation of non-disclosure of information shall survive the termination of this Agreement and Executive’s Engagement shall continue to exist or so long as such information remains Protected Information.

(d)Reasonableness of Restrictions. The Executive acknowledges and agrees that, given the nature of the Business, and the Company’s proposed business plans, the restrictions imposed upon the Executive by this Section 9 and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company and its subsidiaries without unduly restricting the Executive’s future employment, and also are reasonable because Executive is a member of Company management. Executive understands and agrees that (i) the Company would not be able to raise additional capital without these restrictions, (ii) that the capital raise will provide (A) cash to the Company in order to pay Executive his Base Compensation and (B) the potential to increase the value of his options and/or stock and (iii) that Executive may not be eligible for continued employment or potential future bonuses or stock option grants without agreeing to the provisions hereunder. If, at the time of enforcement of this Section 9, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area. The Executive acknowledges and agrees that in the event of his breach of any provision of this Section 9, the Company and its subsidiaries will suffer irreparable harm and, accordingly, the Executive agrees that the Company’s right to terminate his employment and Engagement pursuant to Section 7(b), and discontinue and revoke and receive return of payments and other benefits and rights under Section 7(f) does not reflect the Company’s damages on account of such breach, shall not be the Company’s exclusive remedies, and that the Company shall be entitled to exercise any other remedies available to it at law or in equity, including injunctive relief or other equitable remedies. In the event of any breach of the provisions of this Section 9, the Executive further agrees that the time periods set forth in this Section 9 shall be extended by the period of such breach.

(e)Documents and Processes, etc. Any and all works of authorship, ideas, processes, trademarks and service marks, inventions, discoveries, work product, information and innovations, and intellectual property, including, but not limited to, inventions, patents, improvements, methods, technology, programs, customer lists, supplier and manufacturer lists, reports, distribution records, brochures, instructions, manuals, processes, techniques, etc., which are, prior to or during the course of the Executive’s Engagement (whether prior to or after the Effective Date), conceived, developed, created, or improved upon by the Executive, alone or in conjunction with any other person (whether or not conceived, developed, created, or improved upon during regular working hours), that directly or indirectly arise(s) from or relate(s) to: (i) the Business or, with respect to Executive’s activities during the Executive’s term of employment with the Company, any new business engaged in by the Company; (ii) the use of Company’s property or time; or (iii) access to the Company’s Protected Information ((i) through (iii) collectively called “Work Product”) have been, are and shall be the exclusive property of the Company, and the Executive shall not use, duplicate, reveal or take with him any such Work Product or other materials of the Company other than in furtherance of the performance of his duties to the Company during the Engagement. The Executive acknowledges that all Work Product has been and will be created within the scope of the Engagement and is “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. §§ 101, et seq.). The Executive hereby assigns to the Company all rights, title and interest in and to all Work Product. The Executive agrees to execute any documents at any time reasonably required by the Company in connection with the registration of copyright, patent application or other perfection of the Company’s ownership of the Work Product. The Executive hereby designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to act for and on the Executive’s behalf to execute, verify and file any such applications, to perfect the Company’s ownership of Work Product, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights and other rights and protection thereon with the same legal force and effect as if executed by the Executive. Such appointment shall be irrevocable and coupled with an interest. The Executive shall not, nor shall the Executive assist any third party to, contest or attack the Company’s rights in and/or to any copyright, patent, trademark, trade secret or other intellectual property or proprietary right (including without limitation any right in or to any Work Product or Protected Information). If, in the course of the Executive’s Engagement with the Company, the Executive has incorporated or incorporates into any Company software, product, technology, process, method or machine any invention, original work of authorship, development, improvement, trade secret or other intellectual property or proprietary right either developed prior to the commencement of the Executive’s Engagement or that is otherwise not Work Product (a “Prior Invention”), the Executive hereby grants to the Company a non-exclusive, royalty-free, irrevocable, perpetual, fully-paid, fully-transferable, worldwide license (with the right to sublicense through multiple tiers of sublicensees) to make, have made, copy, modify, make derivative works of, use, sell, import and otherwise distribute and publicly display in any form or medium such Prior Invention as part of or in connection with such product, process, method or machine. The Executive represents and warrants to the Company that the Executive has the full authority and has obtained any and all rights necessary to grant the license contained in the foregoing sentence. The Executive shall promptly disclose to the Company all Work Product of which the Executive has any knowledge, irrespective of whether that knowledge is complete or incomplete and irrespective of whether any such Work Product or any aspect thereof has been described in or committed to writing, in whole or part.

(f)Survival of Section 9. No reference in this Agreement to termination of this Agreement means termination of this Section 9. The parties agree that Section 9 shall survive termination of this Agreement for whatever reason.

10.SURVIVAL. Sections 7 through 17 inclusive, shall survive the termination of this Agreement and termination of Executive’s Engagement for any reason whatsoever. The Company’s obligation to pay amounts under Sections 4, 5 and 6 earned during the term of Executive’s Engagement with the Company shall also survive the termination of this Agreement but those amounts shall be subject to the Company’s right to set-off any amounts owed to the Company by Executive and any damages incurred by the Company resulting from any breach of this Agreement by Executive.

11.ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties regarding the Executive’s compensation with the Company, and replaces and supersedes any previous understandings, agreements, discussions, letters or representations between such parties, written or oral, that may have related in any way to Executive’s compensation with the Company, including, without limitation, any employment offers or term sheets dated as of or prior to the date hereof; provided, however, that any Confidentiality and Assignment of Works Agreement, Proprietary Information and Inventions Agreement, and/or Confidentiality and Inventions Agreement between the Company (including any predecessor entity) and Executive, as well as the RSPA Documents and any other award agreement with respect to stock options or restricted stock, shall remain in full force and effect except to the extent they are inconsistent with or expressly amended by this Agreement.

12.AMENDMENT. This Agreement may only be amended or modified by an instrument in writing signed by each of the parties hereto. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to either party at law or in equity. Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.

13.ASSIGNMENT. This Agreement is personal to, and may not be assigned or otherwise transferred by, the Executive; however, this Agreement shall inure to the benefit of the Executive’s legal representatives and heirs. If the Company engages in any sale of assets, sale of stock, merger, reorganization or other similar transaction, the Executive and the Company agree that the Company shall have the right to assign this Agreement (including Section 9 hereof) and that the Executive shall remain obligated under this Agreement.

14.NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified; by electronic mail prior to 5:00 p.m. of the recipient on a business day, if not, then on the next business day; the following business day after deposit with a reputable overnight courier service; or four (4) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

(a)	If to the Company, to:

1172 West Century Drive
Louisville, CO 80027
Attention: CEO and CFO

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street

Suite 500

Denver, CO 80202

Attn: ******* *******

(b)	If to the Executive, to:

Paul Lichty

1324 Grant Avenue

Louisville, CO 80027

15.BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit and be the obligation of the Company, its successors or assigns, as well as the Executive, his legal representatives, heirs and successors.

16.EXPENSES. The Executive shall pay the Company all reasonable expenses and costs (including but not limited to reasonable attorneys’ fees and expenses) and other losses relating to any breaches of this Agreement by Executive and/or for the Company’s enforcement of the terms hereof.

17.MISCELLANEOUS.

(a)Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. Any reference to the male, female or neuter gender shall apply to all other genders. The term “subsidiary” shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.

(b)Descriptive Headings; Terms. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

(d)Choice of Law/Forum Selection. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Colorado. Further, any claims arising out of or related to this Agreement shall only be tried in the state and federal courts physically located in the State of Colorado in Denver County, provided in the event any claims are brought relating to Executive’s obligations under Section 9, such claims (and any other claims either party have bring) may also be filed against Executive in the state in which he provides services for any future employer.

(e)Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Executive as of the date first above written.

THE COMPANY:

Forge Nano, Inc.

By:	/s/ Jack McFarland

Name:	Jack McFarland
Title:	Secretary & CFO

EXECUTIVE:

By:	/s/ Paul Lichty

Name:	Paul Lichty

Exhibit A to Executive Employment Agreement

Form of Confidential Severance and Release Agreement

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) [NAME] (“Executive”) and (ii) Forge Nano, Inc. (the “Company”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into an Executive Employment Agreement dated [DATE] (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company ended effective [DATE] (the “Separation Date”);

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Executive’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.Effective Date. This Agreement shall become effective on the eighth day after Executive signs this Agreement (the “Effective Date”), so long as Executive does not revoke this Agreement pursuant to Paragraph 6(h) below. Executive must elect to execute this Agreement, and this Agreement must become irrevocable, within sixty (60) days of the Separation Date. In the event Executive does not sign the Agreement and/or the Agreement does not become irrevocable within the sixty day period, the terms of this Agreement are null and void and without effect.

2.Consideration.

a.In consideration of Executive’s execution, delivery and performance of this Agreement, Executive shall receive the amounts, benefits and other consideration set forth in and pursuant to Section 7 of the Employment Agreement.

b.The Company shall have no further obligation under this Paragraph 2 or Section 7 of the Employment Agreement in the event that the Executive breaches any of his obligations contained in Section 9 of the Employment Agreement, and in such event the Company shall be entitled to seek return of all accelerated stock and options and repayment of any amounts already paid to Executive prior to the discovery of such breach and have all other remedies herein and/or in the Employment Agreement and/or pursuant to applicable law.

c.Reporting of and withholding on any payment or consideration under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment or consideration set forth in this Paragraph, Executive shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

3.General Release.

a.Executive, for Executive and for Executive’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives (collectively, the “Releasors”), voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys (collectively, the “Releasees”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

b.The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan (except as set forth herein); (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of state or local income tax; and (viii) any claim which was or could have been raised by Executive.

c.Executive further agrees, promises and covenants that neither he, nor any other Releasor will file, charge, claim, sue, join in a lawsuit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive and declaratory relief) against any Releasee, based upon or relating to any of the Released Claims release; except for any rights and claims which cannot be waived by applicable law. Executive waives any right to monetary recovery should any governmental agency pursue any claims on his behalf.

4.Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

5.No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

6.Warranties. Executive warrants and represents as follows:

a.Executive has read this Agreement, and Executive agrees to the conditions and obligations set forth in it.

b.Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c.Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

d.Executive acknowledges and understands that this Agreement does not prohibit or prevent Executive from filing a charge with the Equal Employment Opportunity Commission, or equivalent state agency, or from participating in a federal or state agency investigation. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims.

e.Executive has not previously disclosed any information which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.

f.Executive has full and complete legal capacity to enter into this Agreement.

g.Executive has had at least [twenty-one (21)/forty-five (45)] days in which to consider the terms of this Agreement. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full [twenty-one (21)/forty-five (45)] days if Executive so desired and that Executive was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full [twenty-one (21)/forty-five (45)] days.

h.Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may revoke Executive’s waiver and release within seven (7) calendar days of Executive’s execution of this Agreement and (ii) any such revocation must be in writing and e-mailed and hand delivered to 1172 West Century Drive, Louisville, CO 80027, Attn: CEO and CFO, within the seven-day period.

i.Executive admits, acknowledges, and agrees that (i) Executive is not otherwise entitled to the consideration set forth in Paragraph 2 and (ii) that consideration is good and sufficient consideration for this Agreement.

j.Executive admits, acknowledges, and agrees that Executive has been fully and finally paid or provided all wages, compensation, vacation, bonuses, leave, stock, stock options, or other benefits from the Company which are or could be due to Executive under the terms of Executive’s employment with the Company, or otherwise.

7.Confidential Information.

a.Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement. Executive may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Executive’s employment and this matter, Executive shall state, “My employment with the Company has ended” and nothing more.

b.Executive shall not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Executive learned during Executive’s employment with the Company. Executive hereby expressly acknowledges that any breach of this Paragraph 7 shall result in a claim for injunctive relief and/or damages against Executive by the Company, and possibly by others.

8.Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that in no event shall the Company or anyone other than Executive have any liability to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to an any payments or benefits provided hereunder. Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A, and any payment to be made in installments shall be deemed a series of separate payments for purposes of Section 409A.

9.Non-Disparagement. Executive agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, stockholders, employees, successors, affiliates, or agents. The Company agrees to instruct its executive team and directors not to make any statements that disparage or reflect negatively on the Executive.

10.Return of Property and Information. Executive represents and warrants that, prior to Executive’s execution of this Agreement, Executive will return to the Company any and all property, documents, and files of the Company.

11.No Application. Executive agrees that Executive will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its subsidiaries or affiliates. Executive warrants that no such applications are pending at the time this Agreement is executed.

12.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company.

13.Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

14.Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

15.Survival of Employment Agreement Provisions. The Parties expressly acknowledge and agree that notwithstanding Paragraph 16 of this Agreement, Sections 7 through 17 of the Executive Employment Agreement will continue in full force and effect.

16.Entire Agreement. Except as provided in Paragraph 15, this Agreement is the entire agreement between the Parties. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

17.Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

18.Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the Colorado state or federal courts located in Denver, Colorado.

19.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20.Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

21.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EXECUTIVE

[NAME]	Date

COMPANY

Forge Nano, Inc.

By:	Date
Title: